SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

CALLAWAY GOLF COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 23, 2001

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of the Shareholders of Callaway Golf Company, which will be held on Wednesday, May 2, 2001, at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, commencing at 10:00 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

      At the meeting, shareholders are being asked to elect seven directors. All the nominees are currently members of the Board of Directors. Information about the nominees is set forth in the Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees.

      It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to return a proxy as promptly as possible either by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope or by telephone or through the Internet in accordance with the enclosed instructions.

      I hope to see you on May 2.

Sincerely,

Ely Callaway
Founder, Chairman of the Board,
and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road
Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 2, 2001

TO OUR SHAREHOLDERS:

      The 2001 Annual Meeting of Shareholders (“Annual Meeting”) of Callaway Golf Company, a Delaware corporation (the “Company”), will be held at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, commencing at 10:00 a.m. (PDT), on Wednesday, May 2, 2001, to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

1.	To elect seven directors to the Company’s Board of Directors to serve until the 2002 annual meeting of shareholders and until their successors are elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      At the Annual Meeting, the Board of Directors intends to nominate the following seven individuals for election to the Board of Directors: Ely Callaway, William C. Baker, Vernon E. Jordan, Jr., Yotaro Kobayashi, Aulana L. Peters, Richard L. Rosenfield and Charles J. Yash. All seven are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

      The Board of Directors has fixed the close of business on March 5, 2001 as the record date for determination of shareholders entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. At the record date, 76,111,462 shares of Common Stock were issued and outstanding.

      TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

      If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

By Order of the Board of Directors,

Steven C. McCracken
Secretary

Carlsbad, California

March 23, 2001

CALLAWAY GOLF COMPANY

2180 Rutherford Road
Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 2, 2001

      This Proxy Statement and accompanying proxy card will first be mailed to shareholders on or about March 29, 2001, in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company” or “Callaway Golf”). The proxies are for use at the 2001 Annual Meeting of Shareholders of the Company, which will be held on Wednesday, May 2, 2001, at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, commencing at 10:00 a.m. (PDT), and at any meetings held upon adjournment thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on March 5, 2001 (the “Record Date”). Only holders of record of the Company’s common stock (“Common Stock”) on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. You may return a proxy either by signing, dating and returning the enclosed proxy card in the postage-prepaid envelope provided or by telephone or through the Internet. Please follow the enclosed instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the Secretary of the Company a written instrument revoking it, or by returning (by mail, telephone or Internet) another later dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares, then your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for election as directors as set forth in this Proxy Statement. By returning the proxy (either by mail, telephone or Internet), unless you notify the Secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter which may properly come before the Annual Meeting or any adjournment thereof. The Company does not currently know of any such other matter. If there were any such additional matters, the proxies would vote your shares in accordance with the recommendation of the Board of Directors.

      In last year’s Proxy Statement, the Company stated that it intended to provide electronic access to the proxy materials for this year’s Annual Meeting if a sufficient number of shareholders expressed an interest when they returned their proxy cards for last year’s meeting. Very few shareholders expressed an interest in receiving such materials electronically through the Internet. The Company therefore has decided to continue its practice of distributing printed copies of the proxy materials but may in the future reconsider electronic distribution.

      At the Record Date, there were 76,111,462 shares of the Company’s Common Stock issued and outstanding. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). Abstentions may be specified for all proposals except the election of directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. The election of directors being voted upon at the upcoming Annual Meeting is considered routine and brokers may vote on the election of directors without instructions from the beneficial owners.

      Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. The seven nominees for director receiving the highest number of votes at the Annual Meeting will be elected. A return of a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the proxies to vote shares cumulatively for one or more nominees so as to elect the maximum number of directors recommended by the Board of Directors.

      The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of D. F. King & Co., Inc. to assist in the solicitation of proxies for a base fee of approximately $10,000 plus out-of-pocket expenses.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

      The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 28, 2001 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing elsewhere in this Proxy Statement (“named executive officer”) and (iv) all directors of the Company, named executive officers and other executive officers of the Company as a group.

	Shares Beneficially
	Owned

Name and Address of Beneficial Owner(1)	Number	Percent

Arrowhead Trust Incorporated, Trustee for the Callaway Golf Company Grantor Stock Trust(2)	5,300,000	7.0%
24 Executive Park, Suite 125 Irvine, CA 92614

Barclays Global Investors, N.A. and certain affiliates(3)	5,365,700	7.1%
45 Fremont Street San Francisco, CA 94105

FMR Corp.(4)	5,076,200	6.7%
82 Devonshire Street Boston, MA 02109

Ely Callaway(5)	1,481,270	1.9%

William C. Baker(6)	30,901	*

Ronald A. Drapeau(7)	324,134	*

Richard C. Helmstetter(8)	947,834	1.2%

Vernon E. Jordan, Jr.(9)	85,000	*

Yotaro Kobayashi(10)	92,700	*

Michael W. McCormick(11)	50,000	*

Aulana L. Peters(12)	88,200	*

Richard L. Rosenfield(13)	128,100	*

Charles J. Yash(14)	734,319	*

All directors, named executive officers and other executive officers as a group (13 persons)(15)	4,468,794	5.7%

*	Less than one percent

(1)	Except as otherwise indicated, the address for all persons shown on this table is c/o the Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of options if the options may be exercised on or before April 29, 2001, irrespective of the price at which the Company’s Common Stock is trading on the New York Stock Exchange. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options where the exercise price of the options is above the trading price of the Company’s Common Stock on the New York Stock Exchange. The closing price of the Company’s Common Stock on the New York Stock Exchange on February 28, 2001 was $24.05.

(2)	The Callaway Golf Company Grantor Stock Trust (the “GST”) holds Company Common Stock pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and Arrowhead Trust Incorporated (the “Trustee”) disclaim beneficial ownership of the shares of Common Stock. The Trustee has no discretion in the manner in which the Company’s Common Stock held by the GST will be voted.

The trust agreement provides that employees who hold unexercised options as of the Record Date under the Company’s stock option plans and employees who have purchased stock under the Company’s 1999 Employee Stock Purchase Plan during the twelve months preceding the Record Date will, in effect, determine the manner in which shares of the Company’s Common Stock held in the GST are voted. The Trustee will vote the Common Stock held in the GST in the manner directed by those employees who submit voting instructions for the shares.

The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. If all employees entitled to submit such instructions do so, as of March 5, 2001, the named executive officers would have the right to direct the vote of the following approximate share amounts: Ely Callaway — 198,582, Ronald A. Drapeau — 165,485, Richard C. Helmstetter — 286,289, Michael W. McCormick — 115,840, Charles J. Yash — 319,037 and all executive officers as a group 1,482,939. If less than all of the eligible employees submit voting instructions, then the foregoing amounts would be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and not disclosed to any person including the Company.

(3)	This information is based upon a Schedule 13G filed by Barclays Global Investors, N.A. (and certain affiliates hereafter described) with the Securities and Exchange Commission on February 14, 2000. Barclays Global Investors, N.A. reported that as of such date it was the beneficial owner of 5,365,700 shares of the issued and outstanding Common Stock of the Company. Of the 5,365,700 shares, Barclays Global Investors, N.A. was the direct beneficial owner of 5,108,362 shares (but only had sole voting power with respect to 4,738,462 shares), Barclays Global Fund Advisors was the beneficial owner of 124,477 shares, Barclays Bank PLC was the beneficial owner of 46,100 shares, Barclays Funds Limited was the beneficial owner of 12,100 shares, Barclays Global Investors, LTD. was the beneficial owner of 54,350 shares, and Barclays Trust and Banking Company (Japan) Ltd. was the beneficial owner of 20,311 shares.

(4)	This information is based upon a Schedule 13G/A filed by FMR Corp. (and certain affiliates hereafter described) with the Securities and Exchange Commission on February 13, 2001. As of such date, FMR Corp. was the beneficial owner of 5,076,200 shares of the issued and outstanding Common Stock. As of February 13, 2001, Edward C. Johnson, III owned 12%, and Abigail P. Johnson owned 24.5%, of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp., and Ms. Johnson is a director of FMR Corp.

(5)	Includes 890,000 shares held by the Ely R. Callaway, Jr. Trust (the “Callaway Trust”) for which Mr. Callaway is trustee, with voting and dispositive power over such shares. Also includes 55,000 shares held by the Callaway Golf Company Foundation, a charitable foundation, which currently are voted by Mr. Callaway in his capacity as Chairman of the Board, President and Chief Executive Officer of the Callaway Golf Company Foundation. Also includes 57,380 shares held by the Cindy and Ely Callaway Family Foundation, a charitable foundation, which currently are voted by Mr. Callaway in his capacity as President of the Cindy and Ely Callaway Family Foundation. Includes 440,000 shares issuable upon exercise of options held by Mr. Callaway, which are currently exercisable or become exercisable on or before April 29, 2001. Also includes 10,000 shares which do not vest and are restricted as to sale or transfer until January 1, 2003. Mr. Callaway disclaims beneficial ownership of all shares held by the Callaway Golf Company Foundation and the Cindy and Ely Callaway Family Foundation.

(6)	Includes 20,000 shares issuable upon exercise of options held by Mr. Baker, which are currently exercisable or become exercisable on or before April 29, 2001. Includes 50 shares held by Mr. Baker’s spouse.

(7)	Includes 273,334 shares issuable upon exercise of options held by Mr. Drapeau, which are currently exercisable or become exercisable on or before April 29, 2001. Also includes 3,500 shares which do not vest and are restricted as to sale or transfer until January 1, 2003.

(8)	Includes 598,334 shares issuable upon exercise of options held by Mr. Helmstetter, which are currently exercisable or become exercisable on or before April 29, 2001. Also includes 329,500 shares held by the Helmstetter Family Trust for which Mr. Helmstetter is a trustee, with voting and dispositive powers over such shares. Also includes 20,000 shares held by the Helmstetter Family Foundation, a charitable foundation, of which Mr. Helmstetter shares the power to vote and dispose of such shares in his capacity as an officer and director of the Helmstetter Family Foundation. Mr. Helmstetter disclaims beneficial ownership of all shares held by the Helmstetter Family Foundation.

(9)	Includes 84,000 shares issuable upon exercise of options held by Mr. Jordan, which are currently exercisable or become exercisable on or before April 29, 2001.

(10)	Includes 12,700 shares held by Mr. Kobayashi’s spouse. Also includes 80,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before April 29, 2001.

(11)	Represents 50,000 shares issuable upon exercise of options held by Mr. McCormick, which are currently exercisable or become exercisable on or before April 29, 2001.

(12)	Includes 200 shares owned jointly with Mrs. Peters’ spouse. Also includes 88,000 shares issuable upon exercise of options held by Mrs. Peters, which are currently exercisable or become exercisable on or before April 29, 2001.

(13)	Includes 100,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before April 29, 2001. Includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse.

(14)	Includes 703,000 shares issuable upon exercise of options held by Mr. Yash, which are currently exercisable or become exercisable on or before April 29, 2001. Also includes 10,000 shares which do not vest and are restricted as to sale or transfer until January 1, 2003.

(15)	Includes 2,910,002 shares issuable upon exercise of options held by these individuals, which are currently exercisable or become exercisable on or before April 29, 2001. Also includes 28,500 shares which do not vest and are restricted as to sale or transfer until January 1, 2003.

BOARD OF DIRECTORS

Nominees for Election

      The Board of Directors has determined that the seven directors named below will be nominated for election as directors at the Annual Meeting. Directors of the Company hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

      If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

      The nominees for election as directors at the Annual Meeting are set forth below.

		Director
Name	Positions with the Company	Since

Ely Callaway	Founder, Chairman of the Board, President and Chief Executive Officer	1982

William C. Baker	Director	1994

Vernon E. Jordan, Jr.	Director	1997

Yotaro Kobayashi	Director	1998

Aulana L. Peters	Director	1996

Richard L. Rosenfield	Director	1994

Charles J. Yash	Vice Chairman of the Board and Senior Executive Vice President, Growth in Golf	1996

      For additional biographical information concerning these nominees, see below “Biographical Information.”

Committees

      The Board of Directors currently has five standing committees, namely the Audit Committee, the Finance Committee, the Compensation and Management Succession Committee, the Stock Option Committee (Employee Plans) and the Stock Option Committee (Non-Employee Plans). The Company does not currently have a separate nominating committee because such functions are performed by the Compensation and Management Succession Committee.

      The Audit Committee currently consists of Mr. Baker (Chair), Mrs. Peters and Mr. Rosenfield. Each of the members of the Audit Committee is independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. The committee is responsible for representing the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries. The committee has been delegated the general responsibility for the surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. A more detailed description of the Audit Committee’s responsibilities is included in the Charter of the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A.

      The Finance Committee currently consists of Mr. Baker (Chair), Mr. Callaway, Mrs. Peters, Mr. Rosenfield and Mr. Yash. The committee is responsible for reviewing the Company’s annual operating budget, business plan and strategic business objectives and initiatives, for authorizing the establishment of credit facilities and bank accounts, for evaluating the Company’s asset mix, capital structure and strategies, financial projections, plans and arrangements for the Company’s financing and for establishing strategic policies related to the financial affairs and economic risk management of the Company.

      The Compensation and Management Succession Committee currently consists of Messrs. Rosenfield (Chair), Baker, Jordan and Mrs. Peters. The committee is responsible for succession planning for the office of the chief executive of the Company. This committee is also responsible for reviewing the performance of the Company’s chairman, president and chief executive officer, for reviewing and approving the employment contracts with the Company’s officers, for reviewing and approving the compensation plans and policies for the Company’s officers, and for determining the amount of any bonuses or incentive awards payable by the Company to its officers. The committee, through an Employee Stock Purchase Plan subcommittee consisting of Messrs. Rosenfield (Chair) and Baker, also administers the Company’s employee stock purchase plans.

      The Stock Option Committee (Employee Plans) currently consists of Messrs. Rosenfield (Chair) and Baker. This committee administers the employee benefit plans of the Company pursuant to which the Company awards stock options to employees, including officers, of the Company.

      The Stock Option Committee (Non-Employee Plans) currently consists of Mr. Callaway as the sole member. This committee administers the Company’s Promotion, Marketing and Endorsement Stock Incentive Plan pursuant to which the Company grants stock options to non-employee golf tour players and others that have agreed to endorse or otherwise support the Company’s products.

Meetings

      The Company’s Board of Directors met four times during 2000. Also during 2000, the Audit Committee met five times; the Finance Committee met one time; and the Compensation and Management Succession Committee met five times. Neither the Stock Option Committee (Employee Plans) or the Stock Option Committee (Non-Employee Plans) met as a committee, but each took action through unanimous written consent as is permitted.

      Each of the Company’s directors attended 100% of the meetings of the Board of Directors and committees of the Board of Directors on which he or she served during 2000.

Compensation

      Directors who are not employees of the company receive $30,000 per year in base cash compensation, plus reimbursement of expenses, for serving on the Board of Directors. Non-employee directors also receive additional cash compensation in the amount of $1,000 per day for each Board meeting attended and additional cash compensation for each committee meeting attended in the amount of $1,000 per day for each regular member of the committee and $1,300 per day for the Chair of the committee.

      The non-employee directors also participate in the Callaway Golf Company 2001 Non-Employee Directors Stock Option Plan (the “2001 Director Plan”), which was approved by the shareholders at the Company’s 2000 annual meeting. Pursuant to the 2001 Director Plan, a non-employee director is automatically granted upon his or her initial election or appointment to the Board of Directors an option to purchase 20,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of such election or appointment. Thereafter, on each anniversary of the director’s election or appointment, each non-employee director who will continue to serve as such for at least another year will receive an additional option to purchase 6,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on such anniversary. Initial options vest 50% upon the first anniversary of a director’s initial election or appointment and 50% upon the second anniversary. Additional options vest 100% after two years from the date of grant. Subject to certain anti-dilution adjustments, a maximum of 500,000 shares has been approved for issuance upon the exercise of stock options granted under the 2001 Director Plan.

      The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s products whenever they play golf. To assist the directors in complying with this policy, each non-employee director is entitled to receive two sets of the current golf club products of the Company, free of charge, for their own personal use and one set for each golf playing immediate family member living at home. The products received may not be sold or given away but may be exchanged for new Company products. In addition, non-employee directors may purchase each year one set of golf clubs, including a bag, at the Company’s employee rate, and additional clubs or bags may be purchased at a lesser discount up to a maximum of $10,000 per year. The purchased equipment may be given as gifts but may not be resold.

Biographical Information

      Ely Callaway. Mr. Callaway, 81, Founder, is Chairman, President and Chief Executive Officer of the Company. He has served his current term as Chief Executive Officer since October 1998, and also has served as Chairman of the Board of the Company since the Company’s formation in 1982. In November 2000, Mr. Callaway was appointed as President of the Company and had previously served as President from October 1998 until August 1999. He was Chief Executive Officer from 1982 to May 1996, and Chief of Advertising, Press and Public Relations from April 1997 to October 1998. Mr. Callaway also currently serves on the Finance Committee and as Chair of the Stock Option Committee (Non-Employee Plans). From 1974 to 1981, Mr. Callaway founded and operated Callaway Vineyard and Winery in Temecula, California, until it was sold. From 1946 to 1973, Mr. Callaway worked in the textile industry, where he served as a Divisional President of several major divisions of Burlington Industries, Inc., and in 1968 was elected Corporate President and Director of Burlington, which at the time was the world’s largest textile company. Prior to 1945, Mr. Callaway served a five-year tour of duty in the U.S. Army Quartermaster Corps. Mr. Callaway is a 1940 graduate of Emory University.

      William C. Baker. Mr. Baker, 67, has served as a Director of the Company since January 1994 and is Chair of the Finance Committee and the Audit Committee. Mr. Baker was the President of Meditrust Operating Company from August 1998 to April 2000. He was President and Chief Executive Officer of the Los Angeles Turf Club, Incorporated, a subsidiary of Magna International, Inc., from December 1998 to June 1999. He was Chairman and Chief Executive Officer of The Santa Anita Companies, Inc., a subsidiary of Meditrust Operating Company, from November 1997 to December 1998. Prior to that, he was Chairman of Santa Anita Realty Enterprises, Inc. from April 1996 to November 1997 and Chairman, President and Chief Executive Officer of Santa Anita Operating Company from August 1996 to November 1997. He was President and Chief Operating Officer of Red Robin International, Inc. (a restaurant chain) from May 1993 to May 1995, and Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc. from August 1992 to December 1995. Mr. Baker was the principal shareholder and Chief Executive Officer of Del Taco, Inc. from 1977 until 1988 when that business was sold. He also serves as a director of The Meditrust Companies and Public Storage, Inc. Mr. Baker received his law degree from the University of Texas in 1957.

      Vernon E. Jordan, Jr. Mr. Jordan, 65, has served as a Director of the Company since July 1997. Mr. Jordan became Senior Managing Director at Lazard Freres & Co., LLC in January 2000. He was a senior partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, having joined the firm in 1982, and has been Of Counsel since January 2000. Currently, Mr. Jordan serves as a member of the Board of Directors of American Express Company, AMFM, Inc., Dow Jones and Company, Inc., J.C. Penney Company, Inc., Revlon Group, Revlon, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation. Prior to 1982, Mr. Jordan held the following positions: President and Chief Executive Officer of the National Urban League; Executive Director of the United Negro College Fund; Director of the Voter Education Project of the Southern Regional Council; Attorney-Consultant, U.S. Office of Economic Opportunity; Assistant to the Executive Director of the Southern Regional Council; Georgia Field Director of the National Association for the Advancement of Colored People; and an attorney in private practice in Arkansas and Georgia. In addition, Mr. Jordan also served as the Chairman of the Clinton Presidential Transition Team in 1992. Mr. Jordan is a 1957 graduate of DePauw University and received his J.D. from the Howard University Law School in 1960.

      Yotaro Kobayashi. Mr. Kobayashi, 67, has served as a Director of the Company since June 1998. He is Chairman of the Board of Fuji Xerox Co., Ltd. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. Mr. Kobayashi is a director of Xerox Corporation, Nippon Telegraph and Telephone Corporation (NTT) and American Productivity & Quality Center. He holds positions as Chairman of The Aspen Institute Japan, Keizai Doyukai (Japan Association of Corporate Executives), Japanese Chairman of the Trilateral Commission, and Vice Chairman of the International University of Japan. He also is on the Advisory Boards of both Booz Allen and Hamilton and the Council on Foreign Relations and is on the International Council of JP Morgan. In addition, Mr. Kobayashi serves on the Board of Trustees of both the University of Pennsylvania and Keio University. He is a 1956 graduate of Keio University and received his MBA from The Wharton School in 1958.

      Aulana L. Peters. Mrs. Peters, 59, has served as a Director of the Company since July 1996. She is a retired partner of the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles. Mrs. Peters was a partner of Gibson, Dunn & Crutcher from 1980 to 2000, having joined as an associate in 1973. She was elected to the Public Oversight Board effective January 1, 2001. From June 1984 through July 1988, Mrs. Peters was a Commissioner with the Securities and Exchange Commission. Currently, Mrs. Peters serves as a member of the Board of Directors of Merrill Lynch Co., Inc., Minnesota Mining & Manufacturing Company (3M) and Northrop Grumman Corporation. Mrs. Peters has served as a member of the Board of Directors of the New York Stock Exchange and as a Director of The American Institute of Certified Public Accountants. Mrs. Peters served on the Steering Committee for Financial Accounting Standards Board Project on Financial Reporting and as a member of the Public Oversight Board Panel on Audit Effectiveness. Mrs. Peters earned a J.D. from the University of Southern California Law Center in 1973, and a B.A. in Philosophy from the College of New Rochelle in 1963.

      Richard L. Rosenfield. Mr. Rosenfield, 55, has served as a Director of the Company since April 1994. He is Chair of the Compensation and Management Succession Committee and the Stock Option Committee (Employee Plans). He is co-Founder and co-Chairman of the Board of California Pizza Kitchen, Inc. (a gourmet pizza restaurant chain, founded in 1985). From 1973 to 1985, Mr. Rosenfield was a principal and partner of the Law Firm of Flax and Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, he served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law.

      Charles J. Yash. Mr. Yash, 52, is a Director and Senior Executive Vice President, Growth in Golf, of the Company. He has served as a Director of the Company since July 1996 and currently serves as Vice Chairman of the Board and as a member of the Finance Committee. He has served as Senior Executive Vice President, Growth in Golf since November 2000. He served as President of the Company from August 1999 to November 2000. Mr. Yash was Senior Executive Vice President of the Company from February 1999 to August 1999 and Executive Vice President from February 1998 to February 1999. He also served as President and Chief Executive Officer of Callaway Golf Ball Company, a wholly-owned subsidiary of the Company, from June 1996 until its merger with Callaway Golf Company in 2000. From 1992 to June 1996, Mr. Yash was President and Chief Executive Officer and a Director of Taylor Made Golf Company. From 1979 to 1992, Mr. Yash was employed in various marketing positions with the golf products division of Spalding Sports Worldwide, including Corporate Vice President and General Manager — Golf Products, from 1988 to 1992. From 1970 to 1975, Mr. Yash served in the United States Navy in various positions. Mr. Yash completed the Advanced Executive Program at the University of Massachusetts in 1982, received his M.B.A. in 1977 from Harvard Business School and graduated with a Bachelor of Science degree from the U.S. Naval Academy in 1970.

Report of the Audit Committee

      Pursuant to the proxy solicitation rules of the Securities and Exchange Commission, the Audit Committee of the Board of Directors is asked to report to the shareholders on certain matters each year in a Proxy Statement.

      The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries, and has the general responsibility for the surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Management has the primary responsibility for preparing the Company’s financial statements and for its financial reporting process, and the Company’s independent auditors are responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee, among other things, is responsible for reviewing and discussing with management and the Company’s independent auditors the Company’s annual and quarterly financial statements and financial reporting process, including an analysis of the auditors’ judgment as to (a) the quality of the Company’s accounting procedures and practices, (b) any significant changes in the accounting policies of the Company and (c) any accounting and financial impact on the Company’s financial reports.

      In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s quarterly and audited annual financial statements for the year ended December 31, 2000. The Audit Committee has also discussed with the independent auditors the matters that the independent auditors are required to discuss with the Audit Committee pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has actively engaged in a dialogue with the independent auditors with respect to any and all disclosed relationships or services that may impact the objectivity and independence of the independent auditors. In reviewing and discussing such matters, the Audit Committee considered whether the auditors’ provision of non-audit services during 2000 is compatible with maintaining the auditors’ independence.

      Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

William C. Baker (Chair)
Aulana L. Peters
Richard L. Rosenfield

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table shows the compensation paid by the Company to its Chief Executive Officer and the other four most highly compensated executive officers of the Company for the years indicated.*

					Long Term
		Annual Compensation			Compensation Awards

				Other Annual	Restricted	Securities	All Other
				Compensation	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)	Awards($)	Options(#)	($)

Ely Callaway(2)	2000	$976,504	$600,000	$9,163	—	100,000	$16,150
Chairman, President and	1999	820,677	500,000	—	—	100,000	16,000
Chief Executive Officer	1998	805,162	—	—	—	150,000	11,700

Ronald A. Drapeau(3)	2000	500,000	225,000	—	—	150,000	17,610
Senior Executive Vice	1999	425,001	127,500	—	—	100,000	20,186
President, Manufacturing	1998	350,004	—	—	—	150,000	15,821

Richard C. Helmstetter(4)	2000	640,181	225,000	92,241	—	150,000	19,419
Senior Executive Vice	1999	600,000	180,000	84,569	—	100,000	20,929
President, Chief of	1998	600,004	—	—	—	250,000	11,648
New Products

Michael W. McCormick(5)	2000	440,193	375,000	29,673	—	300,000	70,621
Executive Vice President,	1999	—	—	—	—	—	—
Global Sales	1998	—	—	—	—	—	—

Charles J. Yash(6)	2000	726,705	—	9,009	—	250,000	25,142
Vice Chairman and	1999	581,753	250,000	—	—	100,000	25,317
Senior Executive Vice	1998	500,004	—	—	—	150,000	20,692
President, Growth in Golf

*	Certain prior period amounts have been reclassified to conform with the current presentation.

(1)	In accordance with the rules of the Securities and Exchange Commission, perquisites and other personal benefits, securities or property are disclosed in this column only if the aggregate amount of such items is at least $50,000 for a covered year.

(2)	In November 2000, at the request of the Board of Directors, Mr. Callaway assumed the title and duties of President in addition to his role as Chairman and Chief Executive Officer. Mr. Callaway’s Salary includes base salary paid for accrued but unused vacation hours in the amounts of $196,503 for 2000; $70,677 for 1999; and $55,162 for 1998. Mr. Callaway’s Other Annual Compensation for 2000 represents reimbursement of taxes for certain perquisites. Mr. Callaway’s All Other Compensation for 2000 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plan.

(3)	In August 2000, Mr. Drapeau, in addition to his responsibilities for golf club manufacturing and operations, assumed responsibility for the Company’s golf ball manufacturing and operations. Mr. Drapeau’s All Other Compensation for 2000 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plan in the amount of $15,152 and Company paid premiums for disability insurance in the amount of $2,458.

(4)	In August 2000, Mr. Helmstetter, in addition to his responsibilities for golf club research and development, assumed responsibility for the Company’s golf ball research and development. Mr. Helmstetter’s Salary includes base salary paid for accrued but unused vacation hours in the amount of $40,180 for 2000. Mr. Helmstetter’s Other Annual Compensation includes reimbursement of personal travel expenses in the amount of $90,241 for 2000 and $82,569 for 1999. Mr. Helmstetter’s All Other Compensation for 2000 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plan in the amount of $16,150 and Company paid premiums for disability insurance in the amount of $3,269.

(5)	Mr. McCormick’s employment with the Company began in January 2000 and therefore no amounts are reported for him for 1999 or 1998. In August 2000, Mr. McCormick, in addition to his responsibility for golf club sales, assumed responsibility for the Company’s golf ball sales. Mr. McCormick’s Bonus for

2000 includes a one-time signing bonus of $200,000 in accordance with the terms of his initial employment agreement. Mr. McCormick’s Other Annual Compensation for 2000 represents reimbursement of taxes related to his moving expense allowance. Mr. McCormick’s All Other Compensation for 2000 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plan in the amount of $16,150 and reimbursement of moving expenses in the amount of $70,621.

(6)	In November 2000, Mr. Yash assumed the new roles of Vice Chairman of the Board and Senior Executive Vice President, Growth in Golf. Mr. Yash’s Salary includes base salary paid for accrued but unused vacation hours in the amounts of $26,705 for 2000 and of $10,486 for 1999. Mr. Yash’s Other Annual Compensation represents reimbursement for taxes on certain perquisites. Mr. Yash’s All Other Compensation for 2000 represents payment of Company contributions under the Company’s 401(k) Profit Sharing Plan in the amount of $16,150 and Company paid premiums for life and disability insurance in the amount of $8,992.

Option Grants in 2000

      The following table provides information on option grants made in fiscal year 2000 to the executive officers named in the Summary Compensation Table.

			% Of Total
			Options
			Granted To
	Number of Securities		Employees	Exercise or
	Underlying Options		In Fiscal	Base Price	Expiration	Grant Date
Name	Granted(#)		Year	($/Sh)	Date(1)	Present Value

Ely Callaway	100,000	(2)	2.4%	$13.0625	01/28/2010	$512,316	(3)

Ronald A. Drapeau	50,000	(4)	1.2%	13.0625	01/28/2010	256,158	(3)
	100,000	(5)	2.4%	13.2500	08/22/2010	521,403	(6)

Richard C. Helmstetter	50,000	(4)	1.2%	13.0625	01/28/2010	256,158	(3)
	100,000	(5)	2.4%	13.2500	08/22/2010	521,403	(6)

Michael W. McCormick	200,000	(7)	4.8%	16.6875	01/10/2010	1,308,979	(3)
	100,000	(5)	2.4%	13.2500	08/22/2010	521,403	(6)

Charles J. Yash	250,000	(8)	6.0%	13.0625	01/28/2010	1,280,790	(3)

(1)	The options expire on the date set forth in this column, unless the named executive officer’s employment with the Company is terminated prior to such date. Upon termination of employment, (i) all unvested options are cancelled and (ii) subject to earlier expiration or cancellation, the named executive officer has one year from the date of termination to exercise his vested options. In addition, the options may be cancelled and rescinded and proceeds may be forfeited if during the named executive officer’s employment, or within one year after the termination of such employment, the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company or competes with the Company.

(2)	These options were fully vested on the date of grant.

(3)	These options were valued as of the date of grant based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: (a) expected volatility of 53.0%; (b) risk-free interest rate of 5.0%; (c) dividend yield of 1.12%; and (d) expected term of 3.24 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Additionally, the Black-Scholes option valuation model, which utilizes highly subjective assumptions, was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, the valuations above do not necessarily provide a reliable single measure of the fair value of grants described above.

(4)	Each of these options vest as follows: 16,667 shares vested upon grant, 16,667 shares vested on December 31, 2000 and 16,666 shares vest on December 31, 2001.

(5)	Each of these options vest as follows: 33,334 shares vest on December 31, 2001, 33,333 shares vest on December 31, 2002 and 33,333 shares vest on December 31, 2003.

(6)	These options were valued as of the date of grant based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: (a) expected volatility of 53.0%; (b) risk-free interest rate of 5.13%; (c) dividend yield of 1.12%; and (d) expected term of 3.24 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Additionally, the Black-Scholes option valuation model, which utilizes highly subjective assumptions, was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, the valuations above do not necessarily provide a reliable single measure of the fair value of grants described above.

(7)	This option vests in installments of 50,000 shares each at December 31, 2000, 2001, 2002 and 2003.

(8)	This option vests in installments of 50,000 shares upon grant and 50,000 shares each on December 31, 2000, 2001, 2002 and 2003.

2000 Option Exercises and Year-End Values

      The following table provides information on options exercised during 2000 by the executive officers named in the Summary Compensation Table and unexercised options held by such persons at December 31, 2000.

	Option Exercises		Number of Securities
	During 2000		Underlying Unexercised		Value of Unexercised
			Options at		in-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ely Callaway	—	$—	410,000	90,000	$1,350,000	$—

Ronald A. Drapeau	100,000	886,860	218,334	231,666	185,420	630,205

Richard C. Helmstetter	100,000	1,747,186	703,334	291,666	7,359,795	630,205

Michael W. McCormick	—	—	50,000	250,000	96,875	828,125

Charles J. Yash	—	—	780,000	240,000	1,350,000	834,375

(1)	Represents the spread between the aggregate exercise price and assumed aggregate market value using the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2000 ($18.625). If no value is provided, then the exercise price of the options represented in this column is greater than the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2000, and therefore they are deemed to be without value for purposes of this table.

Employment Agreements and Termination of Employment Arrangements

      Mr. Callaway. The Company has an employment agreement with Mr. Callaway, currently scheduled to continue through June 30, 2003, subject to automatic one-year extensions unless terminated in accordance with the terms of the agreement. Mr. Callaway shall serve as Chief Executive Officer and President until such time as he chooses to retire or is terminated. Upon his retirement as Chief Executive Officer and President, Mr. Callaway shall assume the title of Founder and Chief Executive Officer Emeritus. His duties shall be the usual and customary duties of the offices in which he serves and he shall report to the Board of Directors. The agreement requires Mr. Callaway to devote his full productive time and best efforts to the Company while he is serving as Chief Executive Officer and President and as much time as is required while serving as Founder and Chief Executive Officer Emeritus. The agreement also requires Mr. Callaway to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company any inventions and innovations he develops during the term of his employment with the Company. Mr. Callaway will be entitled to an annual base salary of $780,000 until such time as he retires as Chief Executive Officer and President. As Founder and Chief Executive Officer Emeritus, Mr. Callaway will receive an annual base salary of $500,000. Mr. Callaway will also have the opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Callaway will also be entitled to certain other perquisites and benefits, including premium travel arrangements (including chartered air travel), golf club membership privileges, office space, equipment and support upon assuming the role of Chief Executive Officer Emeritus, and participation in the Company’s health and welfare plans and compensation and retirement plans, except that Mr. Callaway shall not receive any vacation benefits. In addition, each year while the agreement is in effect, Mr. Callaway shall receive an option to purchase at least 100,000 shares of the Company’s Common Stock having an exercise price equal to the fair market value of the Common Stock on the date of grant. The agreement also provides that if Mr. Callaway’s employment is terminated by the Company for convenience or by Mr. Callaway because of a material breach of the agreement by the Company, then he shall receive certain severance benefits equal to the continuation of his salary for the remainder of the initial term of his agreement or eighteen months, whichever is greater, the immediate vesting of all unvested stock options held by Mr. Callaway at the date of termination, and payment of certain COBRA benefits. For Mr. Callaway’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Drapeau. The Company has an employment agreement with Mr. Drapeau for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Drapeau shall serve as Senior Executive Vice President, Manufacturing. The agreement requires Mr. Drapeau to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Drapeau to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Drapeau is entitled to receive an annual salary of $500,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Drapeau is also entitled to certain other perquisites and benefits, including paid vacation, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. Drapeau’s employment is terminated by the Company for convenience or by Mr. Drapeau for substantial cause (i.e. because of a material breach by the Company), he will be entitled to receive severance benefits, including the continued payment of his full base salary for a period of 24 months, certain benefits and perquisites and the immediate vesting of all unvested stock options. For Mr. Drapeau’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Helmstetter. The Company has an employment agreement with Mr. Helmstetter for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Helmstetter shall serve as Senior Executive Vice President, Chief of New Products. The agreement requires Mr. Helmstetter to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Helmstetter to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Helmstetter is entitled to receive an annual salary of $600,000 (subject to increase at the discretion of the Company) and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Helmstetter is also entitled to certain other perquisites and benefits, including paid vacation, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. In addition, in connection with his employment agreement, Mr. Helmstetter received a grant in February 1998 of options to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $31.00 per share, of which options to purchase 150,000 shares have vested. Subject to Mr. Helmstetter’s continued employment as an employee or a consultant of the Company, options for the remaining 100,000 shares will vest on January 1, 2002. The agreement provides that if Mr. Helmstetter’s employment is terminated by the Company for convenience or by Mr. Helmstetter for substantial cause (i.e. because of a material breach by the Company or a diminishment of his responsibilities), he will be entitled to the immediate vesting of all unvested stock options. Furthermore, if the termination is by Mr. Helmstetter for substantial cause, he will be entitled to receive certain severance benefits and perquisites and the continued payment of his full base salary and non-discretionary bonuses, if any, for the remainder of the term of the agreement. In addition, if the agreement expires by its terms or is terminated for convenience by either the Company or Mr. Helmstetter, Mr. Helmstetter will become an exclusive consultant to the Company pursuant to a separate 10-year consulting agreement, at an annual compensation equal to one-half of Mr. Helmstetter’s base salary in effect in the final year of the employment agreement. Under the employment agreement, Mr. Helmstetter also has assigned perpetually to the Company all of his rights and title to the commercial use of his name, likeness, image, character, identity and signature. If the employment agreement expires or terminates prior to December 31, 2012 because (i) the Company has elected to discontinue the automatic one-year extensions of the agreement, (ii) the Company has terminated the agreement for convenience or (iii) Mr. Helmstetter has terminated the agreement for substantial cause, then as additional consideration for the assignment of such rights, Mr. Helmstetter will be entitled to receive the difference between the severance payments otherwise due under the employment agreement and the base salary and non-discretionary bonuses Mr. Helmstetter would have received under the employment agreement through December 31, 2012. In lieu of these payments, the Company may elect to return to Mr. Helmstetter these commercial use rights. For Mr. Helmstetter’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. McCormick. The Company has an employment agreement with Mr. McCormick for a term currently scheduled to continue through December 31, 2003, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. McCormick shall serve as Executive Vice President, Global Sales. The agreement requires Mr. McCormick to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. McCormick to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. McCormick is entitled to receive an annual salary of $500,000 and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. McCormick is also entitled to certain other perquisites and benefits, including paid vacation, golf club membership privileges, and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement provides that if Mr. McCormick’s employment is terminated by the Company for convenience or by Mr. McCormick for substantial cause (i.e. because of a material breach by the Company), he will be entitled to receive severance benefits, including the continued payment of his full base salary for a period of time equal to the greater of the remainder of the initial term of the agreement or 12 months, certain benefits and perquisites and the immediate vesting of all unvested stock options. For Mr. McCormick’s rights upon a change in control, see below “Change in Control Arrangements.”

      Mr. Yash. The Company has an employment agreement with Mr. Yash for a term currently scheduled to continue through December 31, 2003, subject to automatic one-year extensions unless terminated in accordance with the terms of the agreement. Mr. Yash shall serve as Senior Executive Vice President, Growth in Golf. His duties shall be the usual and customary duties of the offices in which he serves. The agreement requires Mr. Yash to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Yash to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company any inventions and innovations he develops during the term of his employment with the Company. Mr. Yash will be entitled to an annual base salary of $700,000. Mr. Yash shall also have the opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Yash also shall be entitled to certain other perquisites and benefits, including paid vacation and participation in the Company’s health and welfare plans and compensation and retirement plans. The agreement also provides that if Mr. Yash’s employment is terminated by the Company for convenience or by Mr. Yash because of a material breach of the agreement by the Company, then he shall receive certain severance benefits equal to the continuation of his salary for 24 months, the immediate vesting of all unvested stock options held by Mr. Yash at the date of termination, and payment of certain COBRA benefits. For Mr. Yash’s rights upon a change in control, see below “Change in Control Arrangements.”

Change in Control Arrangements

      To better assure that they would continue to provide independent leadership consistent with the Company’s best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company. If a change in control occurs before the termination of Messrs. Callaway’s, Drapeau’s, McCormick’s or Yash’s employment agreement, then the unexpired employment agreement will be automatically extended such that the initial term of the agreement shall be deemed to be for three years commencing on the date of the change in control. In addition, if within one year following a change in control there is a termination event with respect to any of the named executive officers, then such affected executive officer shall be deemed to be terminated for the Company’s convenience and shall be entitled to the severance benefits to which he is entitled for a termination by the Company for convenience as described above under “Employment Agreements and Termination of Employment Arrangements.” A “termination event” means the occurrence of any of the following: (a) the termination or material breach of the employment agreement by the Company; (b) failure by the successor company to assume the employment agreement; (c) any material diminishment in the position or duties of the executive officer; (d) any reduction in compensation or benefits; or (e) any requirement that the executive officer relocate his or her principal residence.

      In addition, the terms governing the stock options granted to each of the named executive officers generally provide for the immediate vesting of options immediately prior to a change in control (as described above). In addition, the Company has entered into tax indemnification agreements with all officers, including the named executive officers, to provide for payment by the Company of amounts sufficient to offset any “excess parachute payment” excise tax payable pursuant to the provisions of the Internal Revenue Code or any comparable provisions of state law. The Company’s 401(k) plan also provides for full vesting of all participant accounts immediately prior to a change in control.

Compensation Committee Interlocks and Insider Participation

      The Company’s executive officer compensation matters are currently handled by the Compensation and Management Succession Committee consisting of the following non-employee directors: Messrs. Rosenfield (Chair), Baker, Jordan and Mrs. Peters.

      Mrs. Peters is currently a retired partner of the law firm of Gibson, Dunn & Crutcher LLP, but she was an active partner during 2000. The Company retained the law firm of Gibson, Dunn & Crutcher to provide legal services to the Company during 2000, and anticipates that it will retain Gibson, Dunn & Crutcher to provide legal services in 2001 as well. Mrs. Peters does not participate in decisions relating to compensation which is intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code; decisions relating to the setting of targets or certifying the attainment of targets under performance-based compensation plans; or decisions relating to the approval or grant of stock awards intended to be exempt under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

REPORT OF THE COMPENSATION AND

MANAGEMENT SUCCESSION COMMITTEE AND THE STOCK OPTION
COMMITTEE (EMPLOYEE PLANS) OF THE BOARD OF DIRECTORS

      The Company’s executive compensation programs are designed to attract, retain, motivate and appropriately reward top executives. The Company has followed a practice of linking executive compensation to individual levels of responsibility as well as to the performance of the Company as a whole. In addition, it has been the Company’s practice to provide significant stock-based incentive compensation. It is believed that these practices tend to benefit the Company and its shareholders by properly attracting and motivating top management, and by aligning the interests of management with those of shareholders.

The Committees

      The Compensation and Management Succession Committee of the Board of Directors (the “Compensation Committee”) currently consists of four non-employee, non-management directors. The Compensation Committee is responsible, among other things, for setting and administering the annual salary and bonus compensation of the Company’s executive officers, including the executive officers named in the foregoing Summary Compensation Table. The Stock Option Committee (Employee Plans) currently consists of two non-employee, non-management directors (the “Option Committee”), each of whom is also a member of the Compensation Committee. The Option Committee is responsible, among other things, for setting and administering the long-term incentive compensation of, including stock option grants to, the Company’s executive officers, including the executive officers named in the foregoing Summary Compensation Table.

2000 Company Performance

      The Company experienced significant growth in 2000 and reported a 16% increase in net sales, a 46% increase in net income and a 45% increase in diluted earnings per share for the year, as compared to 1999. The Company’s net income for 2000 of $81 million was the highest in three years and the Company’s fourth highest ever. The Company also launched its Rule 35® golf ball, realizing $34 million in first year golf ball sales. The Company finished the year with over $100 million in cash and essentially no debt or other financial commitments except for a $50 million operating lease on golf ball equipment.

      The Odyssey® brand grew in market share as it retained its position as the #1 putter in golf. The Big Bertha® Steelhead Plus™ and Great Big Bertha® Hawk Eye® Drivers and Fairway Woods sold very well, maintaining the #1 position in both units and revenues in the U.S. metal woods category. The Company finished the season as the most played manufacturer of drivers, fairway woods and irons on the world’s five major professional tours combined. Likewise, the Company’s Odyssey® putters were the most played brand of putters on the world’s five major professional tours combined.

      During 2000, the Company also introduced some significant additions to its product line. In early 2000 the Company launched its Rule 35® golf balls as well as its new Big Bertha® ERC™ Forged Titanium Drivers, Steelhead Plus™ Stainless Steel Woods and Steelhead™ X-14® irons. In October of 2000, the Company announced its new Big Bertha® ERC II™ Forged Titanium Drivers, Big Bertha® Hawk Eye® VFT™ Titanium Drivers and Fairway Woods, Steelhead™ X-14® Pro Series irons, and the Odyssey® TriHot™ line of putters.

      In 2000, the Company, among other things, experienced significant changes in its executive management team. Three new members were added to the senior management group: Mick McCormick, Executive Vice President, Global Sales; Brad Holiday, Executive Vice President and Chief Financial Officer; and Ian Rowden, Executive Vice President, Global Advertising. These three managers had previously been involved in these same areas at Nike, Gateway and Coca Cola, respectively. They joined a strong existing management team led by Ely Callaway, the Company’s Founder, Chairman and CEO, who also agreed to serve as President in late 2000.

      The Company had expected its brand new golf ball operations to generate losses during its first year, and that was the case. However, those losses were greater than expected in 2000. To management’s credit, the issues contributing to those results were addressed mid-year, and various changes were implemented, including the consolidation of the golf ball and the golf club operations. As a part of the consolidation, members of the current management team, including some of the executive officers named in the foregoing Summary Compensation Table, assumed new and additional duties in the second half of the year. The Committee feels that these actions by the management team were instrumental in improving the performance of the golf ball operations in late 2000 and positioning that business for better results in 2001.

      The Compensation Committee and the Option Committee considered all of these factors, as well as others, in setting the components of the executive officers’ compensation.

2000 Executive Compensation

      Consistent with the Company’s historical practice, executive compensation in 2000 was tied to individual responsibility, Company performance, and stock-based incentives. The three key elements of executive compensation were a base salary, a discretionary bonus and stock options. The executive officers were also eligible to participate in the Company’s employee benefit plans, including health, deferred compensation and retirement plans.

2000 Base Salaries

      Base salary is the base cash compensation paid to executive officers for their services. It is set at levels designed to attract and retain executive talent in a competitive labor market. The base salaries are set by the Compensation Committee after considering the recommendations of the Chief Executive Officer. The Compensation Committee considers, among other things, the level of responsibility of the executive officer, the executive officer’s overall performance, and competitive market conditions. In general, executive officer base salaries are increased only where an officer meets one of the following criteria: (1) the officer’s base salary was below an equitable level given the officer’s role and performance, (2) the officer’s responsibility has been increased, or (3) the officer’s employment agreement requires an increase.

      During 2000, the base salaries of the three new executive officers were set by the Compensation Committee to induce each new officer to join the Company. The Compensation Committee considered the level of responsibility that each new officer would have at the Company in comparison to other executive officers of the Company, and also the general market conditions for executive talent at the time the Company recruited these executive officers. In the two cases where the new executives replaced executives who had left the Company at the end of 1999, the base salaries were less than the prior levels. The base salaries of certain of the Company’s other executive officers were increased consistent with the criteria discussed above. Overall, excluding Mr. Callaway (whose compensation is discussed below), for 2000 the annualized aggregate base salaries of the Company’s executive officers as a group was approximately 6.2% less than the annualized aggregate base salaries of the Company’s executive officers as a group for 1999. Base salaries paid to the named executive officers are set forth under the section “COMPENSATION OF EXECUTIVE OFFICERS — Summary Compensation Table” in this Proxy Statement.

2000 Bonuses

      In addition to base salary, the executive officers are generally eligible to receive an annual cash bonus. The bonuses are dependent upon the Company’s performance and are designed to reward superior performance by an officer. The bonuses for 2000 were purely discretionary and are not guaranteed. Individual officer bonus amounts (excluding Mr. Callaway’s bonus) are determined by the Compensation Committee based upon Mr. Callaway’s recommendations and his views of an officer’s responsibility and individual contribution to the Company’s performance and various other factors considered significant by him in his discretion. Mr. Callaway’s bonus is fixed by the Committee based upon its own evaluation of his performance.

      The executive officer bonuses for 2000 were set by the Compensation Committee and were designed to reward an executive officer’s superior performance as reflected by the performance of the Company and that officer’s departments. The Compensation Committee also considered that many of the executive officers undertook new responsibilities during the year, without additional compensation, when the Company consolidated its golf club and golf ball operations as discussed above. The new executive officers also received one-time signing bonuses as part of their initial compensation package. The signing bonuses were designed in part to replace benefits these officers were forfeiting to join Callaway Golf.

      Excluding Mr. Callaway (whose compensation is discussed below) and excluding the one-time signing bonuses for the new executive officers, the amount of annualized aggregate bonuses paid to the Company’s executive officers as a group for 2000 was approximately 7.2% less than the annualized aggregate bonuses paid to the Company’s executive officers as a group for 1999. Bonus amounts paid to the named executive officers are set forth under the section “COMPENSATION OF EXECUTIVE OFFICERS — Summary Compensation Table” in this Proxy Statement.

2000 Stock Option Awards

      Consistent with the Company’s philosophy that a significant portion of executive officer compensation should be stock based, the Company grants stock options for the purpose of attracting, retaining and motivating its executive officers.

      During 2000, the Option Committee granted stock options to the three new executive officers in connection with the terms of their initial employment contracts to induce them to accept employment with the Company. These grants, which vest over time, are in line with grants the Company has made in the past and with grants made to continuing officers. The other executive officers received a grant of stock options in early 2000 for retention and motivation purposes. Executive officers of the Company were granted options based on their level of responsibility for the Company’s short- and long-term profitability, growth and return to shareholders. Many of the executive officers also received a second grant of stock options in the later part of 2000 as part of new employment contracts with the Company. The grants given to the named executive officers are set forth in the section entitled “COMPENSATION OF EXECUTIVE OFFICERS — Option Grants in 2000” in this Proxy Statement.

CEO Compensation

      Mr. Callaway’s compensation is determined by the Compensation Committee and the Option Committee in their discretion. His base salary is determined in accordance with the terms of his employment agreement, which the Compensation Committee approved. See above, “COMPENSATION OF EXECUTIVE OFFICERS — Employment Agreements and Termination of Employment Arrangements.” In 2000, Mr. Callaway’s base salary was increased by $30,000. However, at the same time, he released the Company from a previous obligation to pay a special annual expense allowance in the amount of $35,000 and vacation accruals were terminated. During 2000, Mr. Callaway assumed the title and duties of President in addition to his roles as Chairman and Chief Executive Officer with no increase in base salary. In addition to his base salary, Mr. Callaway participates in various executive benefit plans. At the Company’s request, Mr. Callaway is required to travel by chartered or similar aircraft when traveling by air.

      Mr. Callaway’s bonus is discretionary. The Compensation Committee approved a bonus of $600,000 for 2000 in recognition of his leadership of the management team, including the successful integration of three new executive officers into the management team, as well as his leadership role in both the golf club and the golf ball businesses.

      In addition to his base salary and bonus in 2000, Mr. Callaway received a grant of an option to purchase 100,000 shares of the Company’s Common Stock as required by the terms of his employment agreement. These options were priced at the market value of the stock on the date of grant and vest over time in accordance with the Company’s usual practices.

Company Policy Regarding Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid for any fiscal year to the corporation’s chief executive officer or to any of the four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain require-

ments are met. Although the Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation, compensation may be paid which is not deductible in circumstances where sound management of the Company so requires. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

      Approximately $500,000 of the compensation paid to Mr. Callaway in 2000 did not qualify for deductibility. The Company believes that changing its practices to achieve full deductibility would not have been in the best interests of the Company and the effect of paying this limited amount of non-qualifying compensation was not of material significance to the Company in 2000.

Summary

      In 2000, the Company’s revenues, net income and earnings per diluted share increased significantly while aggregate executive officer compensation declined. In each case, executive compensation was based upon, and consistent with, the Company’s longstanding practices. It is the opinion of the Compensation Committee and the Option Committee that the Company’s executive officers very much earned their compensation in 2000, to the benefit of the Company and its shareholders.

      Additional information concerning the salary, bonus, and stock awards for the Company’s most highly compensated executive officers can be found in the tables appearing under the section “COMPENSATION OF EXECUTIVE OFFICERS” in this Proxy Statement.

      Information contained in this report regarding past performance of the Company should under no circumstances be construed as a prediction, forecast, or projection by the Company of future results, and no assurance can be given that the Company will or will not achieve or maintain any particular performance level.

THE COMPENSATION AND MANAGEMENT	STOCK OPTION COMMITTEE
SUCCESSION COMMITTEE	(EMPLOYEE PLANS)
Richard L. Rosenfield, Chair	Richard L. Rosenfield, Chair
William C. Baker	William C. Baker
Vernon E. Jordan, Jr.
Aulana L. Peters

PERFORMANCE GRAPH

      The following chart presents a comparison of the cumulative total shareholder return since December 31, 1995 of the Company’s Common Stock, the Standard & Poor’s 500 Index and the Standard & Poor’s 400 Midcap Index. The graph assumes an initial investment of $100 at December 31, 1995 and reinvestment of all dividends.

Total Cumulative Shareholder Return Since December 31, 1995

	1995	1996	1997	1998	1999	2000

Callaway Golf	100.00	128.218	128.477	46.907	82.724	88.586
S & P 500	100.00	122.940	163.950	210.800	255.160	231.930
S & P 400 Midcap	100.00	119.220	157.650	187.740	215.330	253.030

The Callaway Golf Company index is based upon the closing price of Callaway Golf Company Common Stock at December 31, 1995, of $22.63 and closing prices on December 31, 1996, 1997, 1998, 1999 and 2000 of $28.75, $28.56, $10.25, $17.69 and $18.63, respectively. Prices have been adjusted for all stock splits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and greater than 10% shareholders to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its executive officers, directors and greater than 10% shareholders (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2000.

ANNUAL REPORT

      A copy of the Company’s 2000 Annual Report, including financial statements, is being mailed with this Proxy Statement to shareholders of record on the Record Date, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY’S DIRECTOR OF INVESTOR RELATIONS AT CALLAWAY GOLF COMPANY, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008.

INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent accountants for 2000. One or more representatives of PwC are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The Company has not yet selected its independent auditors for 2001. PwC has served as the Company’s independent auditors since prior to 1992 when the Company went public. The Company has grown significantly and is a much different Company than it was when PwC first became the Company’s auditors. The Audit Committee has therefore requested that the Company request and evaluate proposals from other firms in addition to PwC to determine whether PwC’s rates are competitive and that PwC is best suited for the Company’s current needs. The Company is in the process of requesting and evaluating such proposals.

Audit Fees

      The aggregate fees billed by PwC for professional services rendered for the audit of the Company’s financial statements for the year ended December 31, 2000 and the interim reviews of the financial statements included in the Company’s Forms 10-Q for its fiscal year 2000 were approximately $486,000.

Financial Information Systems Design and Implementation Fees.

      PwC did not bill the Company for any Financial Information Systems Design and Implementation fees for fiscal year 2000.

All Other Fees

      The aggregate fees billed by PwC for services rendered for fiscal year 2000, other than services reported under Audit Fees above, were approximately $655,000.

SHAREHOLDER PROPOSALS

      If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2002 annual meeting of shareholders, then in addition to any other applicable requirements, such shareholder must give timely written notice of the matter to the Secretary of the Company. To be timely, written notice must be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s 2001 Annual Meeting of Shareholders, provided, however, that in the event that the date of the 2002 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the Secretary not more than 120 days prior to the 2002 annual meeting and not less than (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2002 annual meeting. Any such notice to the Secretary must include all of the information specified in the Company’s Bylaws.

      If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2002 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than November 22, 2001, provided, however, that if the date of the 2002 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting (i.e. the 2001 Annual Meeting of Shareholders), then such notice must be received by the Secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2002 annual meeting.

OTHER MATTERS

      Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

      Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to the Company’s Director of Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Steven C. McCracken
Secretary

Carlsbad, California

March 23, 2001

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF CALLAWAY GOLF COMPANY

      1. Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of “independent” directors of the Board, and shall designate one member as chairperson. For purposes hereof, “independent” shall mean a director who has no relationship to the Company that may interfere in the exercise of his or her independence from management and the Company and who otherwise meets the New York Stock Exchange requirements of “independence.”

      Each member of the Audit Committee must be financially literate and one member of the Audit Committee must have accounting or related financial management expertise. All determinations regarding the independence and other qualifications of a Board member to serve on the Audit Committee shall be made in the Board’s judgment.

      2. Outside Auditors. The Board of Directors, after considering any recommendations of the Audit Committee, shall have the ultimate authority and responsibility (i) to select the firm of independent certified public accountants to serve as independent auditors of the Company (“outside auditors”) and (ii) to evaluate and, where appropriate, replace such outside auditors. The outside auditors are ultimately accountable to the Board of Directors through the Audit Committee.

      3. Committee Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

(i) Recommend to the Board of Directors, and evaluate, the Company’s outside auditors.

(ii) Review with the outside auditors their audit procedures, including the scope, timing, results and fees of the annual audit, any accompanying management letters and any other services performed by the outside auditors.

(iii) Ensure that the outside auditors submit at least annually a formal written statement delineating all relationships between the outside auditors and the Company. After reviewing such statement, the Audit Committee shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors and recommend that the Board of Directors take appropriate action in response to the outside auditors’ statement to satisfy the Board of Directors of the outside auditors’ independence.

(iv) Review and discuss with management and the outside auditors the Company’s annual and quarterly financial statements, including an analysis of the auditors’ judgment as to (a) the quality of the Company’s accounting procedures and practices, (b) any significant changes in the accounting policies of the Company and (c) any accounting and financial reporting rule changes that may have a significant impact on the Company’s financial reports.

(v) Review with management and the outside auditors the results of any significant matters identified as a result of the outside auditors’ interim review procedures prior to the filing of each Form 10-Q or as soon thereafter as practicable. The Audit Committee Chair may perform this responsibility on behalf of the Audit Committee.

(vi) Review the adequacy and effectiveness of the Company’s internal controls, and the scope and results of the Company’s internal audit department activities.

(vii) Review material pending legal proceedings involving the Company and other material contingent liabilities.

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(viii) Review related party transactions in accordance with the Callaway Golf Company Related Party Transaction Policy.

(ix) Review the adequacy of the Audit Committee Charter on an annual basis.

(x) Perform such other duties as may be assigned from time to time by the Board of Directors.

      4. Meetings. The Audit Committee shall meet or otherwise take action as often as may be deemed necessary or appropriate in its judgment, either in person, telephonically or by written consent. The Audit Committee shall meet at least annually in executive session with the outside auditors and in executive session with the Company’s director of internal audit. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum. Every act done or decision made by a majority of the members of the Audit Committee present at a duly held meeting at which a quorum is present shall be regarded as the act of the Audit Committee, subject to the provisions of the Company’s Certificate of Incorporation or Bylaws and subject to applicable laws or regulations.

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APPENDIX B

CALLAWAY GOLF COMPANY

     The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints STEVEN C. McCRACKEN and BRADLEY J. HOLIDAY, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California 92009, on May 2, 2001 at 10:00 A.M. (PDT), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed in the manner directed herein, as they see fit, and to drop any such nominees, in order to ensure the election of the greatest number of such nominees.

     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE HEREOF. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY THE 401(K) PLAN SPONSORED BY CALLAWAY GOLF COMPANY, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, SUCH SHARES WILL BE VOTED BY THE TRUSTEE FOR THE NOMINEES LISTED ON THE REVERSE HEREOF. THE TRUSTEE CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER APRIL 30, 2001 WILL BE COUNTED.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

R.S.V.P./COMMENTS/ADDRESS CHANGE: PLEASE MARK R.S.V.P./COMMENT/ADDRESS CHANGE BOX ON REVERSE SIDE	(Continued and to be dated and signed, on other side)

—  FOLD AND DETACH HERE  —

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.	Please mark your votes as indicated in this example	[X]

1. ELECTION OF DIRECTORS: 01 Ely Callaway, 02 William C. Baker, 03 Vernon E. Jordan, Jr., 04 Yotaro Kobayashi, 05 Aulana L. Peters, 06 Richard L. Rosenfield, and 07 Charles J. Yash.			R.S.V.P./COMMENTS/ADDRESS CHANGE Please mark this box and complete the reverse side if you are bringing others to the meeting or if you have written comments/address change.	[ ]	I PLAN TO ATTEND MEETING	[ ]
FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed	(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)
[ ]	[ ]		The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 2, 2001 and the Proxy Statement furnished with this card.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy revokes all proxies previously given.

—  FOLD AND DETACH HERE  —

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ely		Telephone 1-800-840-1208		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

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APPENDIX C

March 28, 2001

TO:	PARTICIPANTS IN THE CALLAWAY GOLF COMPANY 1999 EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OPTION PLANS

      The Company has placed 5,300,000 shares of Common Stock into a Grantor Stock Trust, where it is being held to fund benefits under, among other things, the above referenced stock plans. As a participant this past year in one or more of the stock plans, you have certain rights to direct the voting of these shares at the upcoming Annual Meeting. Your voting rights are based upon the number of unexercised options you hold under the stock option plans and/or shares you purchased during the last year under the Employee Stock Purchase Plan.

      To exercise your voting rights, please complete the enclosed green Voting Instruction Card. It directs the Trustee, Arrowhead Trust Incorporated, how to vote. You must return the Voting Instruction Card to the Trustee using the enclosed return envelope prior to the Annual Meeting, which will be held on May 2, 2001, in order to exercise your voting rights under the Trust. The Trustee, however, cannot guarantee that voting instructions received after April 30, 2001 will be counted.

      Your Board of Directors recommends a vote “FOR” all of the nominees for director set forth on the green Voting Instruction Card. Information concerning these nominees is set forth in the enclosed Proxy Statement.

      You may get more than one package of materials regarding the upcoming Annual Meeting. For example, if as of March 5, 2001 you owned any shares of the Company’s Common Stock, either directly or indirectly through the Company’s 401(k) Plan, you will receive a separate mailing containing a white Proxy Card/Voting Instruction Card for these shares. YOU MUST SEPARATELY VOTE THE SHARES HELD BY YOU AS A SHAREHOLDER OR 401(K) PLAN PARTICIPANT IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE PROXY CARD/VOTING INSTRUCTION CARD YOU RECEIVE WITH THOSE MATERIALS.

      As noted above, you may be receiving more than one copy of the Annual Report and Proxy Statement. The law requires that we mail these informational materials with each voting card. We regret any inconvenience this may cause. If you wish, you can return any extra copies to the Company’s Legal Department where they will be re-used or recycled.

      If you need further assistance, please contact Krista Mallory at (760) 931-1771. Thank you for your cooperation.

Sincerely, Ely Callaway Founder, Chairman of the Board, and Chief Executive Officer

APPENDIX D

CALLAWAY GOLF COMPANY

Stock Plan Participant Voting Instruction Card

TO:	Arrowhead Trust Incorporated Trustee of the Callaway Golf Company Grantor Stock Trust

Please mark your votes as this example

With respect to the voting at the Annual Meeting of Shareholders of Callaway Golf Company to be held on May 2, 2001, or any adjournment or postponement thereof, the undersigned participant in the Callaway Golf Company Stock Option Plans and/or 1999 Employee Stock Purchase Plan hereby directs Arrowhead Trust Incorporated, as Trustee of the Callaway Golf Company Grantor Stock Trust, to vote all of the votes to which the undersigned is entitled to direct under the Trust in accordance with the following instructions:

THE VOTES TO WHICH THE UNDERSIGNED STOCK PLAN PARTICIPANT IS ENTITLED TO DIRECT UNDER THE TRUST WILL BE VOTED AS INSTRUCTED BELOW. IF NO INSTRUCTIONS ARE INDICATED, SUCH VOTES WILL BE VOTED FOR ALL NOMINEES LISTED BELOW.

1. ELECTION OF DIRECTORS

Nominees: Ely Callaway, William C. Baker, Vernon E. Jordan, Jr., Yotaro Kobayashi, Aulana L. Peters, Richard L. Rosenfield

and Charles J. Yash

FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

(Continued and to be signed on other side)

In their discretion, Steven C. McCracken and Bradley J. Holiday, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 2, 2001, and the Proxy Statement furnished herewith.

Signature
Please sign exactly as name appears hereon.

Date _______________________________, 2001

PLEASE MARK, DATE, SIGN AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE TRUSTEE CANNOT GUARANTEE THAT INSTRUCTIONS RECEIVED AFTER APRIL 30, 2001 WILL BE COUNTED.

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